Exhibit 99.1

PRESS RELEASE

INTERNATIONAL SEAWAYS ANNOUNCES EXECUTION OF FIVE YEAR CONTRACTS FOR ITS FSO JOINT VENTURE

New York, NY – May 17, 2017 – International Seaways, Inc. (NYSE: INSW) (the "Company" or "INSW"), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets, today announced that its joint venture with Euronav NV has signed two contracts for five years with North Oil Company (NOC), the future operator of the Al Shaheen oil field, off the coast of Qatar, whose shareholders are Qatar Petroleum Oil & Gas Limited and Total E&P Golfe Limited. These contracts are for the FSO Africa and FSO Asia and commence upon expiry of their current contracts with Maersk Oil Qatar in the third quarter of 2017.

The FSO Africa and FSO Asia floating storage platforms are both high specification, specially built units serving the Al Shaheen oil field since 2010. In addition, the joint venture will be debt free from July 2017.

The new contracts are expected, over their five year terms, to generate in excess of $360 million of EBITDA (earnings before interest, taxes, depreciation and amortization) for the joint venture. Based on International Seaways' ownership in the joint venture, the five year contracts are expected to generate in excess of $180 million of EBITDA for the Company.

"We look forward to our FSO joint venture continuing its presence at Al Shaheen and are pleased to have finalized the new five year contracts," said Lois K. Zabrocky, International Seaways' president and CEO. "Complementing our balanced fleet deployment strategy, this FSO joint venture combined with the Company's LNG joint venture position International Seaways to optimize revenue through the current tanker cycle. With a high quality, diverse tanker fleet and upside to the spot market, the Company also remains poised to capitalize on a market recovery in both the product and crude sectors."

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 55 vessels, including one ULCC, eight VLCCs, eight Aframaxes/LR2s, 12 Panamaxes/LR1s and 20 MR tankers.  Through joint ventures, it has ownership interests in four liquefied natural gas carriers and two floating storage and offloading service vessels.  International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency.  International Seaways is headquartered in New York City, NY.  Additional information is available at www.intlseas.com.

Forward-Looking Statements
This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company's plans to issue dividends, its prospects, including statements regarding trends in the tanker markets, possibilities of strategic alliances and investments, and projections of the amount of EBITDA to be generated in the future. Forward-looking statements are based on the Company's current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for the Company and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:
David Siever, International Seaways, Inc.
(212) 578-1635
dsiever@intlseas.com